Exhibit 10.3

RENTAL AGREEMENT

Property Address: 8755 Ash Street, Unit 1, Vancouver, BC. V6P 6T3

THIS AGREEMENT made this 22nd day of June of 2013 -by and between Kinexus Bioinformatic, herein called "Landlord," and Eternity Healthcare Inc., herein called "Tenant." Landlord hereby agrees to rent to Tenant the real state property located in the City of Vancouver, Province of British Columbia, described above. Commencing on the First day of July, 2013 and monthly thereafter until the 31th day of June 2014 , at which time this agreement is terminated. Landlord rents the demised premises to Tenant on the following terms and conditions:

1.      Rent

Tenant agrees to pay Landlord as base rent the sum of $ 4,747 CAD per month, due and payable monthly in advance on the first day of each month during the term of this agreement. Rent must be received by 5:00 P.M. If the rent has not been received by 9:00 A.M. on the second of the month, then a seven-(7) day notice will be posted.

2.      Payment of Rent

Monthly rent payments may be paid by check or cash. Time is of the essence and no excuses will be accepted if the rent is not paid by the second day of each month. Rent shall be made payable to Kinexus Bioinformatic Ltd and hand delivered (or sent by mail at Tenant's risk) to Landlord at 8755 Ash Street, Building 3, Vancouver, British Columbia. V6P 6T3. Canada. Any rents lost in the mail will be treated as if unpaid until received by Landlord.

3.      Additions to Rent for payment of Certain Utilities

Landlord shall pay power and water, including hot water, and taxes. Tenant will pay for telephone, cable, and internet.

4.      Appliances

The house is rented with the following appliances: Refrigerator, stove, laundry machine, and dryer. Other appliances may be included in the rental property that is the sole responsibility of the tenant to upkeep. The Landlord will not be responsible for the upkeep of these appliances and does not warrant the condition of these appliances. The above rental payment specifically EXCLUDES any appliances other than the refrigerator, laundry machine, dryer and stove. Such appliances as are in the property are there solely at the convenience of the Landlord, who assumes no responsibility for their operation. Landlord agrees to remove appliances at the request of Tenant.

5.      Rental Collection Charge

Tenant hereby acknowledges that late payment will cause Landlord to incur costs not contemplated by this Rental Agreement, the exact amount of which will be extremely difficult to ascertain. In the event rent is not received prior to 5:00 P.M. on the 1st of the month, regardless of cause including dishonoured checks. Tenant further agrees to pay a late charge to Landlord equal to fifty ($50.00 CAD) each week the rent is late. Neither ill health, loss of job, financial emergency or other excuse will be accepted for late payment.

Lease Agreement	Page 1

6.      Bad-Check Servicing Charge

In the event Tenant's check is dishonoured and returned of any reason to Landlord, Tenant agrees to pay as additional rent the sum equal to fifty ($50.00 CAD) for each occurrence. This amount shall be in addition to all late fees, if check is not paid prior to the first of the month. If for any reason a check is returned or dishonoured, all future rent payments will be cash or money order.

7.      Use

The Tenant agrees to use the premises only as a business of operation, warehouse and office for self, and those persons working for the tenant. By no means may Tenant allow any additional personas to occupy premises beyond limit proposed by the law. Tenant agrees to assume all responsibility for actions taken by any person entering the property. Landlords will hold Tenant solely responsible for all damages to property or for violations against the rental agreement. Tenant shall not bring additional person to occupy the premises and any circumstances.

8.      Pets

Landlord agrees that Tenant may keep no pet at the property.

9.      Non-assignment of Rental Agreement

Tenant agrees not to assign this agreement, nor to Sub-let any part of the property, nor to allow any other person to work therein without first requesting a written permission from the Landlord and paying the appropriate sub-charge, Further, the covenants contained in this Rental Agreement, once breached, cannot afterward be performed; and that unlawful detainer proceedings may be commenced.

10.    Early Termination

Tenant understands and agrees that this contract is one year from the date of first occupancy. Any early termination by Tenant is allowed only if

a)	The tenant find a suitable person (agreeable to the Landlord) to assume the remaining contract and pays similar rent per month, or

b)
The Tenant shall pay two additional months of rent, as of the date of written notice. Although the Tenant will pay two extra months, the last month he/she shall not use the premises (leave the property completely while paying one month rent).

c)	Termination due to demolition. In the event of demotion, Landlord has rights to terminate this rental agreement by giving the Tenant three months notice.

d)
Automatic Renewal. Unless provide notice by written by either Tenant or the Landlord, this Agreement will automatically renew annually. All terms and clauses of this agreement shall apply to any additional years.

Lease Agreement	Page 2

11.    Legal Obligations and Attorney's Cost

Tenant hereby acknowledges that they have a legal obligation to pay their rent on time each and every month regardless of any other debts or responsibility they may have. They agree that they will be fully liable for any back rent owed. They also acknowledge that defaulting on the Rental Agreement could result in a judgement being filed against them and a lien being filed against their current and future assets and/or earnings. If court action is sought by either party to enforce the provisions of the Rental agreement, attorney's fees and costs may be awarded to the prevailing party in the court action.

12.    Repair policy

The Tenant shall use customary diligence in care of the Premises. The Tenant is encouraged to treat this as their own, in that all minor repairs are expected to be performed by or at the directions of the Tenant, at the sole responsibility of the Tenant. Any and all repairs made at the direction of the Tenant shall be done by a competent professional or by the Tenant providing that the Tenant is capable and qualified to make said repairs. All repairs shall be done in compliance with all applicable codes and regulations. Any repair that is estimated to cost more than five hundred dollars ($500.00 CAD) must receive permission of the Landlord prior to being made. Under no circumstances will Landlord be responsible for any improvements or repairs costing more than $50.00 CAD unless the Tenant is given written authorization to make repairs or improvements in advance. The Tenant acknowledges responsibility for any damages caused by their negligence and that of their guests or invitees.

13.    Occupancy

Tenant to Maintain dwelling unit as follows:

1.	Comply with all obligations primarily imposed upon tenant by applicable provisions of house codes materially affecting health and safety.
2.	Keep that part of the premises that he occupies and uses as clean and safe as the condition of the premises permit.
3.	Dispose from his dwelling unit all rubbish, garbage, and other waste in a clean and safe manner
4.	Keep all plumbing fixtures in a dwelling unit or used by the tenant as clean as its condition permits
5.	Use in a reasonable manner all electrical, plumbing, sanitary, heating, ventilating, air-conditioning, and other facilities in the premises.
6.	Not deliberately or negligently destroy, deface damage, impair, or remove any part of the premises or knowingly permit any person to do so.
7.	Conduct him/her and require other persons on the premises with his consent to conduct them in a manner that will disturb his neighbour's peaceful enjoyment of the premises.

14.    Tenant Insurance

No rights or storage are given by this Lease Agreement. The Tenant agrees to hold the Landlord harmless from any liability by reason of personal injury to any person and for property damage occurring on or about connected with the Premises or resulting from the Tenant use thereof. The Tenant hereby acknowledges this and agrees to make no such claims for any losses or damages against the Landlord. The Tenant agrees to purchase Renter's Insurance at their own expense, sufficient to cover themselves and their property from damage or injury caused by fire, theft, burglary, and breakage, and electrical connections and hereby relieves the Landlord of all risks that may be insured there under. They acknowledge that if they fail to procure such insurance, it is their responsibility and they alone shall bear the consequence.

Lease Agreement	Page 3

15.    Abandonment

If Tenant leaves the premises unoccupied for 15 days without paying rent in advance for that month, or while owing any back rent form previous months, which have remained unpaid, the Landlord and/or his representatives have the right to take immediate possession of the property and to bar the Tenant from returning. Landlord will also have the right to remove any property that the Tenant have left behind and store it at Tenant's expense.

16.    Lock Policy

No additional locks will be installed on any door without the written permission of Landlord. Landlord will be given duplicate keys for all locks so installed at the Tenant's expense, before they are installed. Le

Tenant hereby states that they have the legal rights to sign for any and all other residents and to commit them to abide by this contract.

17.    Terms

In this agreement the singular number where used will include the plural, the masculine gender will include the feminine, the term Owner will include Landlord, Lesser; and the term Resident will include Tenant, Lessee.

18.    Full Disclosure

The Tenant signing this Rental Contract hereby state that all questions about this Rental Agreement have been answered, that they fully understand all the provisions of the agreement and the obligations and responsibilities of each party, as spelled out herein. They further state that they agree to fulfill their obligations in every respect or suffer the full legal and financial consequences of their actions or lack of action in violation of this agreement. Signature by the Tenant on the Rental Agreement is acknowledgement and he/she has received a signed copy of the Rental Agreement.

Accepted this 22 day of June 2013

Kinexus Bioinformatic Ltd, Landlord

/s/ Hassan Salari
Eternity Healthcare Inc., Tenant
Name:	HASSAN SALARI

Lease Agreement	Page 4